Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-249198) on Form F-3 and (No. 333-235802) on Form S-8 of our report dated May 6, 2020, except as to Note 2 which is as of September 30, 2020, with respect to the consolidated financial statements of Natura &Co Holding S.A..

/s/ KPMG Auditores Independentes Ltda.

São Paulo, Brazil

April 8, 2022.